13





                                                     PROPOSAL

                                                     For



[GRAPHIC OMITTED]











                                                RUBY TUESDAY, INC.




                                                   July 25, 2001


                                                        by


                                            PFG CUSTOMIZED DISTRIBUTION

                                            PFG CUSTOMIZED DISTRIBUTION
                                                   PROPOSAL FOR
                                                RUBY TUESDAY, INC.

PRICING

1. This proposal includes servicing Ruby Tuesday, Inc (RTI), participating RTI Franchisees, and Specialty Restaurant Group, LLC (SRG) collectively described herein as "Customer". SRG will be required to execute a copy of this agreement. After RTI's contractual obligations to service SRG is concluded, PFG agrees to seriously consider continuing it's relationship with SRG.

2. PFG agrees to supply Customer's requirements of food and non-food items including produce, disposables, smallwares, and chemicals ordered by Customer in the operation of the restaurants listed on Exhibit "B" and "C". Customer agrees to purchase such ordered items pursuant to the terms hereof. This proposal/agreement does not create an exclusive relationship between or among the parties.

3. PFG will invoice customer at prices supplied to PFG by RTI from time to time. RTI will specify the order or delivery day the price is to take effect.

4. Customer guarantees PFG a raw gross margin of $142.15 per ideal delivery plus $1.01 per piece delivered plus or minus the performance measure adjustments outlined on Exhibit "D". PFG will submit a report detailing the actual sales and gross margin and any amount due PFG under the gross margin guarantee within four
(4) weeks after the end of each PFG accounting period. Ideal delivery is defined as the regularly scheduled deliveries per week per restaurant. PFG and RTI agree to review our business relationship, the delivery fee, and the per piece fee in March of each year with the agreed upon changes to take effect July 1st of each year.

5. Costs will be based on the actual landed product cost at each PFG Customized Distribution center. The definition of "cost" is our actual FOB invoice cost plus any applicable freight, not to exceed the standard rate applicable for that route, less manufacturer's volume discounts, off-invoice promotions, and billback promotions. Cash discounts, buy-in incentives, rebates, and growth programs offered by manufacturers to distributors will accrue to the benefit of PFG Customized Distribution.

6. Our actual costs will reflect the lowest possible buy bracket within shelf life limitations and a maximum 28 day inventory on hand. To achieve the lowest possible buy bracket for customer, inbound shipments for customer will be combined with inbound shipments for all other customers served by each distribution center. Once the lowest possible buy bracket is achieved, PFG will carry less than a 28 day inventory while maintaining sufficient safety stock.

7. PFG will work with RTI to drive down cost through inbound freight and purchasing synergies. The dollar savings suggested by PFG and accepted by RTI will be shared by RTI , SRG, Ruby Tuesday Franchisees, and PFG. The savings will be calculated using customer's current actual or projected future cost in effect at the time PFG initiates a savings suggestion. The dollar savings will be agreed to and signed off on by both parties. The shared savings will be calculated on a program to date basis and disbursed to each party within 30 days after the end of each RTI fiscal quarter.

                                                     RTI - PFG
                                              SHARED SAVINGS PROGRAM

                                                              RTI          PFG
                        1ST  $100,000                         90%          10%
                        $100,001 - $200,000                   85%          15%
                        $200,001 - $300,000                   80%          20%
                        $300,001 & Above                      75%          25%

Our purchasing department will continually make suggestions to lower your product costs. A formal once a year review of your program will be performed by our category managers and our recommendations will be presented to you.

8. PFG will assist RTI to continue, enhance, and track existing and new rebates offered by manufacturers to restaurant operators.

9. Upon the signature of this agreement, a quick review of customer's product requirements will be performed with the mutual goal of reducing the number of items stocked in PFG's warehouses but in all cases maintaining RTI's high quality standards. RTI will authorize all product changes and substitutions.

10. Backhaul charges built into our product costs will be the lowest competitive freight rate offered by the manufacturer for the agreed upon shipping bracket. If customer's supplier contract is on a delivered price basis, customer authorizes PFG to negotiate appropriate backhaul allowances with the supplier.

11. A fee of .05 cents per gross weight pound, will be added to the cost of items transferred via inter-company shuttle.

12. Customer acknowledges PFG requires inbound carriers to offload and palletize each item on the shipment according to PFG's warehouse tie and high. Alternatively PFG offers the carrier a lumping service. The current lumping fees charged carriers are detailed on Exhibit "A" and may be changed from time to time by PFG.

13. To recover our rail siding capital investment and unloading labor costs, the cost of products received by rail will include a charge of $.15 per case for items where gross weight is less than 35 pounds and $.20 per case if the gross weight is 35 pounds or more.

14. PFG Customized Distribution agrees to inventory all items on the RTI approved product list, and Customer agrees to purchase each lot of product within no more than 30 days from the date the product is received at PFG's distribution center. In the event SRG, a RTI franchisee partner, or an RTI region wants to use an item which is not on the RTI approved product list a minimum movement of 50 cases per month per PFG distribution center will be required to carry the item in our inventory

15. PFG will supply RTI with a Dead & Slow Moving Inventory Report on a monthly basis totaled by item, by distribution center.

16. Customer will be responsible for the disposition of dead and slow moving inventory in excess of a 28 day supply and for short shelf life items with one third or less of it's total shelf life remaining (Dead Inventory). PFG shall notify RTI in writing when one third or more of a lot's shelf life is remaining and RTI shall instruct PFG of the final disposition of the short shelf life lot before it's shelf life has expired.

If dead inventory is not distributed to Customer before it's shelf life expires or within twenty-eight (28) days after being reported on the Dead and Slow Moving Inventory Report. The dead inventory will be either; (a) returned to vendor with the vendor's written consent; (b) sold through channels other than to Customer; (c) donated in the name of the Customer with PFG providing Customer with original documents confirming the donation, or (d) dumped.

Upon disposition of dead inventory, Customer will be responsible for reimbursing PFG for PFG's actual landed product cost; plus the guaranteed piece fee; plus freight incurred delivering the dead inventory to the vendor, third party, donee, or dump; plus restocking fees if any; plus disposal fees if any; and less any proceeds or credits obtained by PFG in returning product to vendors or selling product through channels other than to Customer. All reasonable efforts will be made to require vendors, third parties, and donation recipients to pick the dead inventory up at PFG's warehouse.

17. Market conditions will, from time to time, necessitate PFG Customized Distribution taking an extended inventory position on certain products to assure continuity of supply to customer. This could be precipitated by drought, excessive rain or other natural causes. Should this situation occur, and with customer `s prior written agreement, we will add a 2.5% per month carrying charge to the price of those items affected by such natural causes after they have been in stock for a period of 30 days. If product must be put into outside storage, then customer will in addition pay the actual storage costs and freight from the outside storage to our distribution centers.

18. The delivery fee is based on a base diesel fuel cost of $1.50 per gallon. The "Fuel Collar" will be from $1.40 to $1.60 per gallon. For each PFG accounting period, PFG will calculate it's actual fuel cost per gallon and submit same to RTI by the 30th of the following month. PFG will debit or credit (as applicable) customer for any difference over or under the fuel cost collar of $1.40 to $1.60 per gallon, based on the pieces shipped to customer pursuant to this agreement from each PFG distribution center as a percent of the total pieces shipped from the distribution center.

19. Our pricing includes a 3 cents per piece WOW University accrual fund. Dispersement from this fund will be as directed by RTI. An accounting of this fund will be provided to RTI within 30 days after the close of each PFG financial month end. Disbursement from this account to RTI will occur annually within 30 days after the close of each RTI fiscal year, or within thirty (30) days after termination of this agreement.

20. PFG agrees to submit to periodic on site price verification by RTI of invoices, bills of lading and other documents that substantiate the costs charged to customer. RTI will provide PFG thirty (30) days advance notice of price verification in writing. Price verification will be limited to: (a) one hundred (100) items per verification, (b) a time period of the previous ninety
(90) days, and (c) four (4) verifications per year, unless a specific item is in question. PFG agrees to refund customer the amount of any net overcharges verified by price verification which were sustained by customer through the twelve (12) months preceding the price verification, and customer agrees to reimburse PFG the net amounts of any undercharges verified by price verification which were sustained by PFG through the twelve (12) months preceding the price verification.

Only PFG and RTI will participate in the price verification. RTI guarantees the confidentiality of information provided by PFG. Disclosure of information will be restricted to senior management of RTI, participating RTI franchisees, and SRG.
21. In the event PFG disputes any specific amount due customer as a result of price verification, PFG shall notify RTI within ten (10) days of the specific amount disputed and the reason for such dispute. Any amounts that are not disputed shall be paid to customer within thirty (30) days of the settlement of such dispute between RTI and PFG.

22. In the event of any such dispute, PFG shall verify RTI's findings at PFG's sole expense by a verification of a Certified Public Accountant mutually agreeable to RTI and PFG. PFG and RTI will accept the findings of that verification.

SERVICE

1. Customer will initially be serviced by PFG's Gainesville, Florida customized distribution center in the areas shown and defined on Exhibit "B". In November 2001 or January 2002 PFG's Tennessee distribution center will commence service to the areas shown and defined on Exhibit "C". Other distribution centers will be added as determined by PFG and RTI.

2. Customer will be the personal responsibility of each distribution center's general manager, assisted by a branch multi-unit account manager. An overall PFG multi-unit account executive will also be assigned to the RTI account.

3. Order inventory guides containing current pricing will be provided to RTI's corporate office and each unit via PFG connection.

4. Orders may be placed and confirmed electronically on an agreed upon skip working day call schedule. PFG Customized Distribution will provide our order entry and inventory management software at no charge to customer. The cost of personal computers and modems at each restaurant will be customer's responsibility.

5. PFG's customer service department will call restaurants unable to order electronically for their order according to an agreed upon skip working day call schedule. It is imperative that the unit has it's order ready at the agreed upon time, and in any event no later than 3 p.m. local branch time.

6. A minimum of one primary and one back-up customer service representative at each distribution center will be assigned to customer to review edits of the orders and to resolve any problems in advance of the delivery. Limited add-on orders can be called in up to 9 a.m. local branch time on the day the truck is being loaded.

7. When orders are received on a skip working day basis PFG Customized Distribution agrees to maintain a 99.5% order fill rate. Out of stock and short items will be delivered on the next available truck going to the store's area and no later than the next regularly scheduled delivery day.

When measuring order fill, service failures to be excluded from the calculation are: a) An act or omission on the part of customer or the restaurants, b) An act or omission on the part of customer's supplier, c) Recovery shipments received by customer the same day as the scheduled delivery, or d) Force majeure.

8. Customer orders will be delivered on temperature controlled trucks with separate temperature controlled freezer, cooler, and dry grocery compartments.

9. Deliveries will be made twice per week Monday through Saturday between 7 a.m. to off the lot by 11:00 a.m. and from 2:00 p.m. to off the lot by 5:30 p.m. on a mutually agreeable delivery schedule. By mutual agreement locations may take a delivery as early as 6 a.m. and we may request a few remote locations to take deliveries between 7 p.m. and 10 p.m. Deliveries will be made within, plus or minus one hour of the scheduled delivery time. Regular and holiday week delivery schedules will be agreed upon at least 2 weeks before the changes are put into effect. By mutual agreement, key drop deliveries may become necessary.

10. Our driver will place the merchandise in the proper temperature area of the store. The unit manager on duty will check the merchandise off at the entrance to the restaurant and sign each page of the invoice before the driver leaves the store. Each piece's individual catch weight will be listed on the delivery invoice.

11. Restaurants may from time to time request that PFG make special deliveries outside of the normal ordering and delivery schedule to compensate for restaurant business surges or ordering mistakes. The restaurant shall be responsible to pay PFG the regular per piece fee plus: a) The regular delivery fee plus $1.50 per out of route mile if sent to the restaurant by a PFG delivery vehicle, b) PFG's actual shipping cost if shipped via a third party.

12. Restaurants shall be responsible for a restocking fee of $3.50 per case for products returned to the distribution center due to an error by the restaurant and a late fee of $10.00 per order for any orders accepted by a distribution center after the established add-on order cut off time. Restaurants where the managers are unable to place their orders via PFG Connection will be charged a telephone order service fee of $10.00. These fees are set forth as a tool to keep customer's and PFG's distribution cost down. The above fees will only be charged with the approval of RTI's Director of Purchasing or Director of Distribution.

13. Monthly reports on product usage will be provided to RTI's corporate office, in RTI's required data file format. Our capable in-house programming staff using our modern IBM AS400 computers can provide you with almost any report you might request.

QUALITY

1. It is understood that PFG is not the manufacturer of any of the products. PFG will assign to customer all assignable rights against manufacturers and suppliers of goods supplied to customer by PFG under warranties and indemnification's PFG receives from such manufacturers and suppliers. PFG agrees to cooperate with customer in the enforcement of any such warranties or indemnification's against manufacturers or suppliers.

2. To the best of PFG's knowledge each product supplied hereunder shall, at the time title passes to customer: (a) not be adulterated or misbranded within the definition of the Food, Drug and Cosmetic Act, as amended, or other applicable federal or state law, or otherwise spoiled, adulterated or out-of-code and (b) comply in all respects with any and all other laws, rules and regulations similar thereto or applicable to the supply of products and services by PFG to the restaurants.

MERCHANDISE CREDITS AND RETURNS

1. Credits due because of shortages, damaged goods or incorrect merchandise if any at the time of delivery, must be noted on all copies of the PFG Customized Distribution invoice and the invoice total changed and initialed by the restaurant manager and our driver. Credit memos will be issued internally at PFG Customized Distribution's distribution centers.

2. In the event of concealed damage or defective product, the PFG Customer Service Representative should be notified and the following information provided: a) Item code number and description b) Quantity c) Invoice price d) Invoice number and date e) Nature of problem

An on the spot credit memo will be sent with the next delivery and posted to your account when the product is returned to our warehouse.

3. PFG will notify customer's quality assurance department of singularly serious or recurring issues.

CREDIT APPROVAL AND PAYMENT TERMS

1. PFG Customized Distribution will require a separate credit application for each legal entity to be sold under this agreement, and reserves the right to approve or disapprove open payment terms for each individual legal entity.

2. Payment for each delivery is to be received in PFG's bank no later than 1:00 p.m. eastern standard time, 14 days after the date of delivery. Payments are to be made by ACH wire transfer to the account of Performance Food Group Company, ABA# 051400549, Account # 205000424870, Reference: PFG Customized/RTI, First Union Bank, Richmond, VA.

3. Within 15 days following receipt of a request from PFG, RTI and each legal entity to be sold hereunder shall furnish PFG with its quarterly financial statement for its most recently completed fiscal quarter, certified as accurate by an appropriate officer of RTI or such legal entity.

4. PFG will supply RTI's purchasing department every thirty (30) days with copies of all skipped or short paid invoices due PFG from Customer. If copies are not furnished within ninety (90) days from date of delivery Customer will not be responsible for paying for the merchandise.

PROGRAM IMPLEMENTATION

PFG Customized Distribution represents and warrants it has had considerable experience implementing programs of this nature. We are fully aware of the importance of proper planning, inventory build up, scheduling and coordination of all facets necessary for a smooth and successful transition. In view of the above, we ask that the roll-out schedule begin no sooner than 75 days after notification of your decision to accept this proposal.

PFG Customized Distribution will buy your present distributor's inventory at PFG's delivered cost. We will be responsible for picking up the product and delivering it to our warehouse at our expense. We prefer to pick up initial stocking quantities the present distributor is long on 3 weeks before our delivery starts, and to clean out the distributor's remaining inventory within 3 weeks after our delivery starts. PFG Customized Distribution will pick up from your former distributor only those items and quantities which your purchasing department approves including specifying the cost to be paid.

COMMITMENTS FROM CUSTOMER

This type of program is commonly referred to as a "Prime Vendor Contract". The term, in itself, indicates a mutual agreement between the customer and the distributor to make certain commitments to each other. We look to customer to agree to the following commitments:

1. Average Order Size Customer agrees to maintain a system wide average order size of at least 150 pieces two times per week per restaurant, an average piece weight of 24.5 pounds, and an average piece cube of 1.0 cubic feet, and an average sell price not to exceed $29.00. Under-performing restaurants will be reviewed by the management of each company on a monthly basis.

2. Equal Deliveries Customer agrees to split its deliveries into, generally, 2 equal deliveries per restaurant per week. PFG will provide customer with a monthly pieces by delivery report. A 48% - 52% split is acceptable. Restaurants falling outside this range will be reviewed on a monthly basis by PFG and customer.
3. Cost Containment The profit margin of a "Prime Vendor" contract dictates that the distributor operate under a sound cost containment policy in relation to inventory turns, orders placed at the agreed upon times, cooperation in quickly receiving the merchandise, and payment according to the agreed upon payment terms.
This proposal has been customized to meet customer's requirements while minimizing each of these distributor cost areas.

MISCELLANEOUS TERMS

1. BREACH. Upon the occurrence of a Breach (as defined below), the non-breaching party may terminate at its option upon written notice of termination to the breaching party, and in addition, may seek any and all remedies available at law or in equity in connection with the Breach. A breach is defined as:

(a) RTI's (or SRG or an RTI Franchisee with respect to a breach by SRG or such RTI Franchisee) or PFG's, as the case may be, failure to perform any material term, covenant or agreement contained herein or in any document or instrument delivered pursuant to or in connection with this Agreement, and such failure continues for thirty (30) days after written notice of such failure has been delivered by the non-breaching party;

(b) RTI's (SRG's or an RTI Franchisee's) or PFG's application for or consent towards the appointment of a receiver, custodian, trustee, or liquidator; inability to pay its debts as such debts become due; general assignment for the benefit of its creditors; commencement of a voluntary case under the United States Bankruptcy Code; filing a petition seeking to take advantage of any other law of any jurisdiction relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts; or commencement by any person against such party of a proceeding commenced for any similar relief under any law of any jurisdiction relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts, and such proceeding shall continue un-dismissed for a period of thirty (30) days;

(c) RTI's (SRG's or an RTI Franchisee's) or PFG's assignment of its rights and obligations under this Agreement, in whole or in part, to another entity (other than an affiliate of RTI or PFG) without prior written consent of the other, which consent shall not be unreasonably withheld or delayed; or

(d) RTI's (SRG's or an RTI Franchisee's) or PFG's failure to comply with the payment terms hereof if not cured within fifteen (15) days following written notice.

(e) Notwithstanding the foregoing, PFG acknowledges that RTI Franchisees and SRG are each independent contractors and, as such, RTI is not liable to PFG for or with respect to any of SRG's or such Franchisee's purchases or performance hereunder. In the event of a Breach by SRG or such Franchisee of any of its obligations hereunder, including payment, after notice as required pursuant hereto, PFG may bar SRG or such Franchisee from continued participation hereunder; provided, however, that same shall not constitute a Breach by RTI, or any other Franchisee or SRG (if SRG is not the primary breaching party).

2. ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This agreement may not be assigned by either party without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed.

3. RISK OF LOSS. Title to all goods shall pass upon delivery to the receiving unit and acceptance by authorized signature, subject to rejection of certain items as provided herein. PFG shall bear all risk of loss, damage or destruction until title passes.

4. CONFIDENTIALITY. Neither this proposal nor any discussion, negotiation, or agreement entered into pursuant to it shall be used by PFG, RTI, participating RTI franchise partner, or SRG, in publicity or promotional material, nor shall any party hereto disclose any information regarding this proposal nor any discussion, negotiation, or agreement entered into pursuant to it without the express written consent of the other parties. This provision shall not preclude PFG or RTI from making public statements that RTI is a customer of PFG.

5. CONSTRUCTION/APPLICABLE LAW. This Agreement shall be deemed to have been made at the Ruby Tuesday, Inc. Restaurant Support Center located at 150 West Church Avenue, Maryville, Tennessee 37801, and shall be construed in accordance with the laws of the State of Tennessee.

6. NOTICES. All notices and other communications provided for hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent by telegram or facsimile transmission, or mailed, postage prepaid, registered or certified mail, to the parties at their principal executive offices or at such other addresses as the parties hereto may designate from time to time in writing. Notices to RTI shall be directed to the attention of Lee Wallace. Notices to PFG shall be directed to the attention of Troy Curtis, Vice President of Business Development.

7. SRG and each RTI Franchisee purchasing hereunder shall receive all of the benefits and rights of RTI hereunder, including pricing, incentives, freight charges, and service level. All of SRG's and RTI Franchisees' purchases hereunder shall be aggregated with RTI purchases for pricing, incentive and other similar purposes.

8. The terms of this proposal will remain firm for thirty (30) days.

9. This agreement may be amended or modified only by a written agreement executed by each of the parties hereto.

10. Upon acceptance, this agreement will be effective until terminated as provided for in paragraph 1 of the "MISCELLANEOUS TERMS" or until terminated by either Ruby Tuesday, Inc. or PFG Customized Distribution upon one hundred eighty
(180) days written notice to the other party. In the event of termination, Ruby Tuesday, Inc. will be responsible for the purchase and removal of all products from each distribution center within thirty (30) days.

[GRAPHIC OMITTED] This agreement has been accepted and executed by:
RUBY  TUESDAY,   INC.               KENNETH  O.  LESTER  COMPANY,  INC.
                                        DBA  PFG  CUSTOMIZED DISTRIBUTION
BY:    /s/Samuel E. Beall III       BY:    /s/ Troy G. Curtis
NAME:  Samuel E. Beall III          NAME:  TROY G. CURTIS
TITLE: Chairman and                 TITLE: Vice President Business Development
       Chief Executive Officer
DATE:  July 31, 2001                DATE:  August 8, 2001





[GRAPHIC OMITTED]
SPECIALTY RESTAURANT GROUP, LLC

BY:  /s/_James H. Carmichael

NAME:  James H. Carmichael

TITLE: President/CEO

DATE:  August 8, 2001